UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 28, 2013

Cobalt International Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34579	27-0821169
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cobalt Center 920 Memorial City Way, Suite 100 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 579-9100

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 28, 2013, each of Michael G. France, N. John Lancaster and Scott L. Lebovitz submitted a letter of resignation to the Board of Directors (the “Board”) of Cobalt International Energy, Inc. (the “Company”). Mr. France resigned as a Class III Director of the Company effective immediately. Mr. France is a Managing Director of First Reserve Corporation and has been a Director of the Company since April 2011. Mr. N. John Lancaster resigned as a Class I Director of the Company and as a member of the Compensation Committee effective immediately. Mr. Lancaster is a Managing Director of Riverstone and has been a Director of the Company since May 2010. Mr. Lebovitz resigned as a Class III Director of the Company effective immediately. Mr. Lebovitz is a Managing Director in the Merchant Banking Division of Goldman, Sachs & Co. and has been a Director of the Company since April 2011.

In their respective letters of resignation, Messrs. France, Lancaster and Lebovitz confirmed their support for the Board and the Company’s management team, and confirmed that their respective resignations as Directors are not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The reduction in the Board representation of First Reserve, Goldman, Sachs & Co. and Riverstone reflects their decreased ownership position in the Company, which is most recently the result of the completion of the previously announced registered public sale of shares of the Company’s common stock by funds affiliated with First Reserve, Goldman, Sachs & Co. and Riverstone on May 10, 2013.

As a result of these resignations, the size of the Board has been reduced from thirteen to ten Directors.

Further details regarding Messrs. France, Lancaster and Lebovitz’s resignation as Directors are contained in a press release issued by the Company on May 28, 2013, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.             Financial Statements And Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated May 28, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2013

Cobalt International Energy, Inc.

By:	/s/ Jeffrey A. Starzec
Name:	Jeffrey A. Starzec
Title:	Senior Vice President and General Counsel

EXHIBIT LISTING

Exhibit No.	Description
99.1	Press Release dated May 28, 2013